FitJab

FitJab aims to be the premier muslim-friendly fitness application for women.


© 2022 EFIS Products, Inc.

Invest

$99.88 minimum investment

DEADLINE: October 31, 2023

in 3 months

SHARE PRICE

$2.27

TOTAL RAISED

$12,646

VALUATION

$19,402,410

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

FitJab is bringing health and wellness products to women, striving to empower them, increase their independence, and strengthen both their bodies and their self-esteem.

Through our app, we want to give every muslim woman around the world the opportunity to stay fit anywhere, even in her own home!


TRAININGS
Original trainings from FitJab
Everyday workouts
Weight loss
ABS workouts
Weight loss
Isida
NEW
Atria
Duration:
25 min
Level:
Beginner
NEW
02:48
Plank
00:35
20s Double Crunches

PROBLEM

Over 800 million muslim women face numerous obstacles in basic rights and societal obstacles from country to country, including:

- Inability to train in gyms (according to Islamic tradition, women must train in separate gyms from men)
- Inability to open a bank account without male permission or support
- Lack of sports and nutrition products on the market meeting women's needs
- Minimal support for muslim female entrepreneurs
- Limited access to higher education for women
- Limited online resources for women in their native language

FitJab started by finding a solution to one of these problems first. According to a common understanding of muslim tradition, women must train in a separate gym facility from men, and there are very few gyms for women, even in the most developed and rich muslim countries. This gap in services for women is an obvious and critical problem, which led to FitJab's creation and launch.

Research shows that there is an intricate relationship between fitness, health, self-esteem, confidence and success.

Source: The Sport Journal

SOLUTION

Women in the muslim world lack access to many of the basic services that their male counterparts enjoy.

FitJab aims to bridge this rights and service gap by bringing health, wellness, nutrition, fitness, educational and entrepreneurial support directly to women on their phones and computers.

FitJab is bringing health and wellness products to women to empower them, increase their independence and to strengthen their self-esteem.

Throughout the muslim world, women are hungry to have access to their basic lifestyle needs.

FitJab

aims to address this demand.



- With the FitJab phone app, users are able to complete challenging home workout routines as an alternative to going to the local gym.
- With FitJab Yoga, users can access both strength- and flexibility-building instructional videos. With FitJab Meditation, users can calm their minds from the stresses of daily life.
- In the future, FitJab plans to bring nutritional solutions, online educational resources, and guidance and support for female entrepreneurs as well.

FitJab

CONVENIENT

Train anywhere, anytime

HALAL

All video instructions follow halal standards

SHARE

Join a peer community for support and encouragement

INEXPENSIVE

No equipment, low-cost subscription


TRAININGS
Weight loss
Buttocks workouts
ABS workouts
Isida
Atria
START

When the world is inhospitable to some, it is inhospitable to us all.

FitJab aims to bring some balance into the lives of women in the muslim world who are being left behind in key ways.

SUCCESS TO DATE

In 3 years since the company was founded:

- 300,000+ downloads of the FitJab app
- Over 50,000+ paying users between B2C and B2B business lines
- >370% compound annual growth rate (CAGR) of revenue from Q12020 through Q32022
- 4.6 stars on Apple's App Store and Google Play Market
- Launched successful B2B partnerships with 3 telecom companies in Asia-Pacific region
- Launched FitJab Yoga worldwide
- Launched FitJab Meditation on Apple and Android app markets
- Localized FitJab into four languages (English, Arabic, Turkish, Russian)


Great and easy to use app
would recommend
regina9933
Such a great app and idea! Super easy to use and I can see the results already, I have been doing the exercises for about two months four times a week.
Amazing app
Medusa Mugler
Exceptional amount of work put into graphics. Smooth app, love it!
I like it
osdewebs
Hey, this is awesome app! Thanks!

BUSINESS MODEL

FitJab is focusing on both B2C and B2B business lines.

For B2C, we are using our mobile applications in AppStore and PlayMarket via a subscription model. This is available to all Apple and Android users. FitJab app is localized to 4 languages, including Arabic, and will have more localizations in the future.

For B2B, we are working with large Telecom companies with millions of mobile internet users. These users can sign up with FitJab through their existing cell phone subscriptions. We are operating both private label and white label products via B2B.

> **"The current global fitness app market size was valued at USD $1.21 billion in 2021 and is expected to reach USD $5.41 billion by 2030."**
>
> ---
> *Straights Research*

MARKET

Market size


2030
$ 5.41B
2021
$ 1.21B

Interestingly, one of the fastest growing markets is the Asia-Pacific region, which has a predominantly muslim population. 62% of the muslim world live in the Asia-Pacific region, in which FitJab is already active and growing:

Regional distribution of Muslims

Population by region as of 2010


Europe
43,470,000
North America
3,480,000
Middle East-North Africa
317,070,000
Asia-Pacific
986,420,000
Latin America-Caribbean
840,000
Sub-Saharan Africa
248,420,000
Percentage of world Muslim population in each region as of 2010
15.5%
19.8
61.7
Sub-Saharan Africa
Middle East-North Africa
Asia-Pacific
2.7 Europe
0.2 North America
<0.1 Latin America-Caribbean

Note: Population estimates are rounded to the ten thousands. Percentages are calculated from unrounded numbers. Figures may not add to 100% due to rounding.

PEW RESEARCH CENTER

According to a recent McKinsey study, "the world's 1.6 billion Muslims amount to nearly a quarter of the global population and contribute 16 percent of global GDP, a rate that is growing at 6 percent annually." **FitJab believes the total addressable market of more than 800 million muslim women in the muslim world offers unparalleled opportunity for growth.**

FREQUENTLY ASKED QUESTIONS

Where will FitJab be in 5 years?

Our goal is to become the premier lifestyle and home fitness service in the muslim world. In 5 years, we hope to make FitJab a household name across our target markets.

Why did you choose this idea?

One of our founders is an IRONMAN triathlon athlete, and when he was doing his IRONMAN 70.3 World Finals he saw muslim women swimming 2 kilometers, biking 90 kilometers and running half marathon fully covered and in hijab in 38 degrees celsius heat (100 degrees farenheit). He was inspired a lot by their dedication both to their traditions and to sport. After some simple research on the internet, it was clear that there is no tailored product for muslim women at all; thus, originating the idea of FitJab.

Why can't muslim women train in the same gym as men?

According to many cultures' interpretations of the Quran, women are forbidden to engage in fitness training around men. Unfortunately, there are minimal facilities dedicated to serving women's fitness needs in much of the world, especially in the Middle East and Asia-Pacific regions. That's where FitJab comes in - giving women a way to exercise at home without violating Quranic principals or local laws.

How do you make money?

The FitJab app is accessible through a subscription fee to any user worldwide. For users with access to our B2B partners (eg. Telecom subscribers who have FitJab available to them), users can sign up with a subscription that is paid to FitJab through their telecom provider. When we are able to launch FitJab nutrition bars, we plan to sell these directly to consumers through traditional retail outlets as well as online.

When do you expect to generate revenues?

FitJab is already generating revenue! We have been fortunate to experience more than 370% compound annual growth rate (CAGR) in revenue over the past 3 years. As we grow and expand, we aim to also grow and expand existing and new revenue streams.

What problem does FitJab solve?

We want to provide services to people who, so far, don't have access to those services. We are starting with home fitness, meditation, yoga, and nutrition for muslim women, but until everyone in the world can have access to the same lifestyle benefits as everyone else, FitJab plans to be there!

What will our operations focus on?

We anticipate our next few years of operations will focus on organic growth, revenue growth, and expanding into new markets.

TEAM



Shada Aldahash

President

Shada Aldahash is a President at FitJab. She is a Saudi certified Yoga Teacher. Off the mat Shada has a masters degree in Health and Hospital Administration, and has years of job experience in corporate at marketing and communication positions.



Eric Abdykalykov

Creative Director, Co-founder

Eric is a co-founder at FitJab and a creative director. He is a serial entrepreneur with 10 years of experience in creative industry, MBA degree in Japan, winner of "The best social project in Central Asia 2016", founder and past president of Rotaract Nomad Club of Bishkek, official TEDx speaker 2019.



Nikita Ryjih

CEO, Co-founder

Nikita is a co-founder and CEO at FitJab. He is a serial entrepreneur with more than 15 years of experience in starting up companies and successfully selling them. Former Nike franchise holder in Kyrgyzstan (sold it to start FitJab). With an undergraduate degree in Software Engineering, Nikita is passionate about bringing social justice to as many parts of the world as possible and creating sustainable necessary businesses as a side.



Suusar Abysheva

B2B Sales Manager

Suusar Abysheva is a B2B Sales Manager at FitJab with a passion for research and experience in promoting start-ups in the creative industry, and has extensive knowledge in business tracking in the IT products field. With an undergraduate degree in Human Rights, Suusar strives to contribute towards the equality of women and men's rights in all spheres of life.



Rasul Begmatov

Product Manager

Rasul is a Product Manager in the FitJab team, responsible for development and management of our products. Before joining FitJab, he worked as a Product Manager at Efsol, an IT company that develops cloud solutions and software for business automation. Rasul has a master's degree in Software Entrepreneurship from the Kyrgyz-German Institute of Applied Informatics.



Gulnaz Turganalieva

Public Relations Specialist

Gulnaz is a public relations specialist at FitJab. She received her bachelor's degree in Arabic Philology and her master's degree in international relations from Kuwait International University. Previously worked as an interpreter in travel companies. Loves and goes in for sports, she is an active participant in muslim community and volunteer of the As-Safa Charity Foundation.

USE OF PROCEEDS

If the offering's maximum amount of $1,004,423 is raised:

Use	Value	% of Proceeds
Salaries and Office Space	$120,000	11.9%
Unallocated Funds	$0	less than 0.1%
Content Production	$300,000	29.9%
Software and Web Development	$120,000	11.9%
Spokespeople and Endorsements	$100,000	10.0%
Digital Marketing	$50,000	5.0%
Localization (Language Translations)	$50,000	5.0%
Inventory Production of Distribution	$215,206	21.4%
Intermediary fees	$49,217	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in EFIS Products, Inc., doing business as FitJab. This offering must raise at least $10,000 by October 31, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. FitJab may issue additional securities to raise up to $1,004,423, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

8,989,794 shares
× $2.27 per share

$20,406,832 implied valuation

FINANCIALS

FitJab's official name is EFIS Products, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on December 15, 2022
- Form C/A on February 1, 2023
- Form C/A on March 20, 2023
- Form C/A on April 28, 2023
- Form C/A on May 26, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

May 26, 2023	Filed Form C/A
Apr 28, 2023	Filed Form C/A
Mar 20, 2023	Filed Form C/A
Feb 1, 2023	Filed Form C/A
Dec 16, 2022	Primary offering of 442,477 shares at $2.27
Dec 15, 2022	Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com
+1 (617)-231-9270